FOR IMMEDIATE RELEASE

Tengasco Announces Exchange of Series B and C Preferred Stock and Extension of Note

KNOXVILLE, Tenn., August 24, 2005 — Tengasco, Inc. (AMEX: TGC) announced today that all holders of the Company’s Series B and C Cumulative Convertible Preferred Stock (the “Series B and Series C shares”) having a total aggregate value of $5,113,045.39 consisting of face value, dividends, and interest have exchanged all rights under their Series B and C shares for cash or for the Company’s common stock. As a result of the exchange, as of August 22, 2005 the Company no longer has any holders of Series B or C preferred stock and no further obligations under any Series B and C shares.

Management states that on August 1, 2005, a choice of four options was given to all Series B and C shareholders. One option offered was to exchange Series B and C shares for a cash amount equal to 66.67% of the face value together with any unpaid accrued dividends and interest on those shares Subject to the anticipated receipt of a signed agreement from one holder holding $100,000 or 2.4% of face value, holders of approximately 54.3% of the face value of outstanding Series B and C shares selected this option, exchanging preferred shares having an aggregate value of $2,721,140.39 for cash payments totaling $1,814,184.30. Holders of approximately 54.3 % of the face value of outstanding Series B and C shares selected this option, exchanging preferred shares having an aggregate value of $2,721,140.39 for cash payments totaling $1,814,184.30. The Company obtained the funds for this exchange primarily from proceeds of a loan of $1,814,000 from Dolphin Offshore Partners, L.P. (“Dolphin”) the Company’s largest shareholder and whose managing partner is Peter E. Salas, the Chairman of the Company’s Board of Directors. The loan from Dolphin was evidenced by a promissory note secured by a lien on the Company’s assets and bearing 12% interest per annum payable interest only monthly until the principal amount of the note becomes due on December 31, 2005.

A second option offered to the Series B and C holders was to exchange their Series B and C shares for four shares of the Company’s common stock for each dollar of the face value and unpaid accrued dividends and interest on their Series B and C shares. All of the holders, including Dolphin, of the remaining aggregate value of $2,391,905 or 55.7% of the Series B and C shares selected this option. As a result, a total of 9,567,620 shares of the Company’s common stock will be issued to those holders. Of this total number, 4,595,040 shares of unregistered common stock are to be issued to Dolphin in exchange for the $1,148,760 in aggregate value of the Series B shares held by Dolphin. The shares of common stock will be issued to all holders selecting this exchange option following the approval by the American Stock Exchange of the Company’s pending additional listing application for those shares.

The Series B and C holders were offered a third and fourth option: to exchange Series B and C shares for up to twelve unit interests in a program to drill twelve oil wells in Kansas on properties leased by the Company; or, to make no exchange and retain their Series B or C shares. No Series B or C holder elected either of these two options.

The Company also announced today that on August 18, 2005 the Board of Directors adopted a resolution authorizing the extension of promissory note dated May 19, 2005 made by the Company to Dolphin, the principal balance of which is $700,000. By an amended and restated note dated August 18, 2005, the due date of the note was extended on the same terms as the existing note from August 20, 2005 to December 31, 2005. Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact- Jeffrey R. Bailey, President 865-675-1554